Exhibit 10.rr

Adopted pursuant to resolutions of the Cinergy

Corp. Benefits Committee on March 31, 2004

AMENDMENT TO THE

CINERGY CORP. 401(K) EXCESS PLAN

The Cinergy Corp. 401(k) Excess Plan, originally adopted as of January 1, 1997, as amended from time to time (the “Plan”), is hereby amended.

(1)           Explanation of Amendment

The Plan is amended to provide that all distributions from the Plan will be made in the form of cash, except with respect to nonelective employer contributions and deferrals made to the Plan on or before December 31, 2003 on behalf of certain participants designated by the Committee, which amounts may be distributed in the form of shares of the Company’s common stock, if so elected by such a designated participant, to the extent such amounts are deemed invested in the Company’s common stock as of December 31, 2003.

(2)           Amendment

Section 5.1(d) of the Plan is hereby amended in its entirety to read as follows:

“(d)                           Distribution in Cash or in Kind.  All distributions from the Plan shall be made in the form of cash.  Notwithstanding the preceding sentence, amounts credited on or before December 31, 2003 to the Nonelective Employer Contributions Account or the Deferral Account of any Participant designated by the Benefits Committee (the “Designated Participants”), adjusted for earnings and losses, may be distributed to such Designated Participant, if so elected by the Designated Participant in accordance with procedures established by the Benefits Committee, in the form of Company Stock to the extent such amounts are deemed invested in Company Stock as of December 31, 2003.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of March 31, 2004.

By:	/s/ Timothy V. Verhagen
Timothy J. Verhagen
Vice President of Human Resources